Exhibit 99.4

MEMORANDUM OF UNDERSTANDING

This Memorandum Of Understanding (the "MOU") is entered into this 30th day of November, 2009 by and among Triangle Petroleum Corporation (“Triangle”), a Nevada corporation, with offices at Suite 1250, 521-3rd Avenue SW, Calgary, Alberta, Canada T2P 3T3, and Palo Alto Global Energy Master Fund, L.P. (“Palo Alto”), with offices at 470 University Avenue, Palo Alto, CA  94301, and Mark Gustafson, of the City of Vancouver, British Columbia.

RECITALS

WHEREAS, Triangle is a publicly traded oil and gas exploration company;

WHEREAS, Palo Alto, by itself and through affiliated investment funds, beneficially owns approximately 21.22% of Triangle’s common stock;

WHEREAS, Triangle and Palo Alto wish to restructure the Board of Directors (“Board”) and management of Triangle;

WHEREAS, Triangle and Palo Alto wish to provide for a change in principle strategic direction to pursue unconventional basins in North America and Canada, which Triangle intends to support by an appropriate capital raise within the next 12 months; and

WHEREAS, the parties hereto desire to memorialize their understanding relating to the proposed restructuring contemplated hereby.

THEREFORE, in consideration of the foregoing, the parties hereby agree to the following:

Section 1.  Change in Management.  On November 30, 2009:  Mark Gustafson agrees to resign with immediate effect as Chief Executive Officer and any other officer position of Triangle and its operating subsidiaries; and the New Board (as defined below) will appoint Peter Hill as the new Chief Executive Officer of Triangle effective immediately.  Mr. Hill’s resume is attached hereto as Exhibit A.

Section 2.  Change in Board.  On November 30, 2009:  Mark Gustafson and David Bradshaw will resign as directors of Triangle with immediate effect; and the Board will increase the number of members of the Board from four to five and appoint Peter Hill, Gardner Parker and Jonathan Samuels as directors effective immediately (the Board, as so reconstituted, the “New Board”).  The New Board will appoint a Chairman of the Board.  Messrs. Parker and Samuels’ resumes and/or curriculum vitae are also attached hereto as Exhibit A.

Section 3.  Separation Agreement.  Triangle will enter into, and the New Board will ratify, a separation agreement (the “Separation Agreement”) with Mr. Gustafson pursuant to Section 1 hereof.  The Separation Agreement will: (i) contain, among other things, indemnification for actions taken by Mr. Gustafson prior to his resignation; (ii) provide for the canceling of the 2005 stock options and the immediate vesting of the 2009 stock options granted to Mr. Gustafson, which 2009 stock options shall be exercisable for a period of 12 months from the date of the Separation Agreement; and (iii) provide that Mr. Gustafson will receive a payment equal to 12 month’s salary in lieu of any other severance provisions of his employment agreement with Triangle or its subsidiaries.

Section 4.  Release of Escrow Shares.  Upon the resignation or removal of any current officer or director, Triangle will assist such officer and/or director in obtaining the immediate release of any shares of Triangle common stock currently held in escrow by the TSX Venture Exchange.

Section 5.  Compensation of New Officer and Directors.  Triangle will enter into, and the New Board will ratify, an employment agreement with Mr. Hill providing for annual compensation substantially similar to that received by Mr. Gustafson.  In addition, the New Board will grant stock options to Messrs.  Parker and Samuels for serving on the Board substantially similar to that received by the current Board members.

Section 6.  Publicity.  No later than one business day after the resignations and appointments pursuant to Sections 1 and 2 hereof, Triangle shall issue a press release relating to the restructuring pursuant to this MOU, in a form reasonably acceptable to all parties hereto.  In addition, Triangle shall file a Current Report on Form 8-K with the Securities and Exchange Commission (and any required filings with the TSX Venture Exchange and Canadian securities regulators) no later than two business days after the resignations and appointments pursuant to Sections 1 and 2 hereof, in a form reasonably acceptable to all parties hereto.

Section 7.   Strategic Direction and Opportunities.  Over the next 12 months following the date hereof, the New Board intends to consider the following matters:

(a)           the location of the principal place of business and other offices of Triangle;

(b)           changes in the strategic direction of Triangle and pursuit of opportunities and operations with respect to oil and gas rights in unconventional basins in North America and Canada; and

(c)           the raising of additional capital for Triangle, including without limitation through a rights offering or another form of equity offering.

Section 8.  Binding Agreement.  This MOU is a binding agreement on each of the parties hereto, and their successors and permitted assigns.

Section 9.  Costs and Expenses.  Each party hereto will bear its own legal fees and other costs and expenses incurred in connection with the negotiation, execution and consummation of the transactions contemplated hereby.

Section 10.  Waiver and Amendment.  This MOU may not be changed, waived or modified except by a written instrument signed by each of the parties hereto.

Section 11.  Governing Law.  This Agreement and the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Section 12.  Further Assurances.  The parties hereto shall execute and deliver such further documents (including without limitation TSX Venture Exchange filings related to the approval of the directors and officers appointed pursuant to Sections 1 and 2 of this Agreement) and do such further acts as any party hereto shall reasonably request in order to assure and confirm to the parties hereto the rights hereby created or to facilitate the full performance of the terms of this MOU.

Section 13. Entire Understanding; No Third-Party Beneficiaries. This MOU (a) constitutes the entire understanding and supersedes all prior agreements and understandings, both written and oral, among the parties hereto relating to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

Section 14.  Counterparts.  This MOU may be executed in as many counterparts as may be deemed necessary or convenient, each of which, when so executed, shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum Of Understanding to be executed as of the date first written above.

TRIANGLE PETROLUEM CORPORATION /s/ MARK GUSTAFSON By: Mark Gustafson Its: Chief Executive Officer /s/ MARK GUSTAFSON Mark Gustafson	PALO ALTO GLOBAL ENERGY MASTER FUND, L.P. /s/ MARK SHAMIA By: PALO ALTO INVESTORS, LLC, General Partner By: PALO ALTO INVESTORS, INC., Manager By: Mark Shamia, Chief Operating Officer